                                                                  Exhibit 10.11


                                TEAMING AGREEMENT


         THIS AGREEMENT effective as of January 1, 1995, by and between RESEARCH DATA WORLDWIDE, LTD., a Delaware corporation, having its headquarters at 124 South 15th Street, Philadelphia, Pennsylvania 19102-3010 (hereinafter called "RDW"), and PHARMACO LSR INTERNATIONAL INC., a Texas corporation having its headquarters at 4009 Banister Lane, Two Park Place, Austin, Texas 78704 (hereinafter called "Pharmaco").

                                   BACKGROUND

         WHEREAS, RDW is the sole and complete owner of all right, title and interest in and to certain proprietary computer software commonly known as Navigator, as further described in the License Agreement attached as Exhibit A hereto (the "Software"), which is used to create clinical research data review systems; and

         WHEREAS, Pharmaco and certain of its affiliates operate as a contract research organization ("CRO") with both domestic and international operations and a worldwide customer base (collectively Pharmaco, Pharmaco LSR Limited and Pharmaco LSR Ltd., and any of such entities wholly-owned subsidiaries existing now or in the future are referred to hereinafter as the "Pharmaco Group"); and

         WHEREAS, RDW and Pharmaco, because of their diverse capabilities, have determined that they would benefit from a teaming arrangement between their respective organizations so as to enable each party to enjoy the benefits of the other party's capabilities in their respective areas of expertise; and

         WHEREAS, as part of said teaming arrangement, Pharmaco would like to obtain a license to utilize the Software and RDW is agreeable to providing Pharmaco with such a license, subject to the terms and provisions of this Agreement.

         NOW, THEREFORE, in consideration of the promises, covenants, and conditions hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1.0      Relationship.

                  1.1 RDW and Pharmaco will cooperate to market their joint services in the pharmaceutical industry and other appropriate industries. Pharmaco will endeavor to cause the Pharmaco Group to refer contract opportunities to RDW to perform services within RDW's capabilities and geographic scope. RDW will likewise endeavor to refer contract opportunities to the Pharmaco Group to perform services within the capabilities and geographic scope of the Pharmaco Group. Unless otherwise expressly required by the terms of this Agreement, neither party shall have any obligation to refer contract opportunities to the other party hereunder if the referring party has the ability internally to perform or provide the services required by such contract opportunity.

                  1.2 The parties will designate in writing one or more individuals (reasonably acceptable to the other party) within their own organizations as their representative(s) responsible to direct performance of the parties' necessary functions hereunder.

                  1.3 Except as expressly set forth herein, nothing contained in this Agreement shall be construed as limiting or restricting the rights of RDW or Pharmaco or the Pharmaco Group to quote, offer to sell or sell to any third party any product or service.

                  1.4 Nothing in this Agreement shall be deemed to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or other formal business entity of any kind. Neither party is, or shall represent itself as, an employee, agent, or legal representative of the other party for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of, or in the name of, the other party or to bind the other party in any manner whatsoever.

         2.0      License Grant.

                  2.1 RDW agrees to grant to Pharmaco an exclusive license, subject to the terms and provisions of the License Agreement (as such term is defined hereinafter), to use the Software in the Licensed Territory solely in connection with the Pharmaco Group's activities as a CRO. Pharmaco's rights in connection with the Software, including use of the Software, sublicensing of the Software, modification of the Software and reproduction of the Software, are further described below or in the License Agreement. RDW acknowledges that any entities within the Pharmaco Group shall have the same use and other rights and obligations as Pharmaco with respect to the Software, as if they were parties to this Agreement and the License Agreement; provided that, except for the license fee to be paid by Pharmaco, as contemplated in Section
                           3.1 below, no royalties or other fees shall be charged to or payable by any member of the Pharmaco Group in connection with such member of the Pharmaco Group's use of the Software pursuant hereto. For purposes of this Agreement, the term "Licensed Territory" shall mean the United States, Europe, Australia and all countries located in the Pacific rim (including but not limited to Taiwan, South Korea and Japan.

                  2.2 Nothing contained in this Agreement shall be construed as prohibiting RDW, or any affiliate of RDW from utilizing the Software in any manner


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                           or for any purpose whatsoever in the conduct of its
                           own business operations, or to prohibit the licensing of the Software to any non-CRO entity, including but not limited to pharmaceutical and biotech companies, governments, universities, and other data-generating sources, whether or not such party may be affiliated with a CRO; provided that under the license for such Software any such non-CRO entity shall be prohibited
                           (i) from using the Software in connection with activities performed by a competitive, for profit, independent, third party CRO for such non-CRO entity or (ii) otherwise sublicensing the Software to any competitive, for profit, independent, third party CRO. RDW has not and shall not directly or indirectly license the Software to any competitive, for profit, independent, third party CRO organization other than Pharmaco or otherwise permit the use of the Software by any other competitive, for profit, independent, third party CRO organization and, upon RDW becoming aware of any use of the Software in violation of the foregoing prohibition, RDW shall promptly take all appropriate and necessary actions to stop or enjoin the continuing use of the Software in such manner.

                  2.3 This Agreement and the grant of the license to Pharmaco with respect to the Software hereunder shall be subject to the execution and delivery by Pharmaco of the license agreement attached hereto as Exhibit A with the various modifications reflected thereon (the "License Agreement"). Except as expressly modified herein, the grant of the license to Pharmaco with respect to the Software hereunder shall be governed by the terms and provisions of the License Agreement which shall be deemed to be a part of this Agreement to the same extent as if set forth at length herein. To the extent of any inconsistencies between this Agreement and the License Agreement, this Agreement shall control.

                  2.4 Pharmaco shall also have the right, during the term of this Agreement, at no additional charge, to permit customers of the Pharmaco Group located in the Licensed Territory to access the Software for use solely in connection with research services being provided by a member of the Pharmaco Group to such customers. Any such access to the Software by any customer of the Pharmaco Group shall terminate immediately upon the termination of the provision of research services by the Pharmaco Group to such customer.

                  2.5 Pharmaco shall also have the right, during the term of this Agreement, to grant sublicenses to use the Software to (or cause RDW to directly license the Software to) any other person in the Licensed Territory but only if such

                                     - 3 -
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                           person's principal operations ares located outside of
                           the United States and the license is limited to use of the Software outside of the United States. The grant of each such sublicense by Pharmaco hereunder shall be subject to the licensee's execution and delivery of a license agreement, in RDW's then current form, and the acceptance of such license agreement by RDW at its offices in Philadelphia, Pennsylvania, which acceptance shall not be unreasonably withheld. In connection with such arrangement, RDW shall be entitled to charge its standard license fee to each sublicensee. All license or sublicense fees payable pursuant to any such sublicense agreement shall be paid directly to RDW.

                  2.6 Pharmaco shall maintain accurate records of all sublicenses granted by it hereunder. RDW shall have the right to audit the books of Pharmaco or any other member of the Pharmaco Group with respect to the grant of sublicenses hereunder, upon reasonable notice to Pharmaco. Pharmaco shall cooperate in each such audit.

         3.0      License Fees/Certain Clinical Laboratory Business.

                  3.1 Unless this Agreement is otherwise terminated, an annual license fee shall be payable by Pharmaco in connection with the Software in the amount of $150,000 for Year 1 (the "Year 1 Fee"), $250,000 for
                           Year 2 (the "Year 2 Fee"), $350,000 for Year 3 of this Agreement (the "Year 3 Fee"), and $100,000 per year for each year thereafter that this Agreement, or the license granted to Pharmaco hereunder is renewed in accordance with the terms hereof (collectively such fees are referred to as the "Annual Fees"). Such Annual Fees may be paid in cash or satisfied through the placement of certain Clinical Laboratory Business with RDW (or any of its affiliates) as further described below. As used herein, "Year 1" is the initial twelve-month period hereunder beginning on January 1, 1995, "Year 2" is the second twelve-month period hereunder and "Year 3" is the third twelve-month period hereunder.

                  3.2 During the term of this Agreement, Pharmaco and the other members of the Pharmaco Group shall endeavor collectively to place certain minimum amounts of Clinical Laboratory Business with RDW as follows:

                                                           Annual Clinical
                                    Year                   Laboratory Business
                                    ----                   -------------------
                                    Year 1                 $1.5 million
                                    Year 2                 $3.0 million
                                    Year 3                 $4.0 million
                                    Each year
                                    thereafter             $2.0 million

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                           For purposes of this Agreement, the term "Clinical
                           Laboratory Business" shall mean the provision of clinical bioanalytical laboratory services used to determine blood and urine test results either placed by a member of the Pharmaco Group or a sponsor (hereinafter referred to as a "Sponsor") in connection with a study being managed by Pharmaco LSR. RDW represents that all such services shall be performed in accordance with Good Laboratory Practices and shall be accorded priority status for scheduling purposes. Clinical Laboratory Business shall be deemed to be placed when Pharmaco, a member of the Pharmaco Group or a Sponsor has entered into a binding agreement with RDW for such services pursuant to which such services will such be completed within six months from the date of the agreement or when the actual services (or portion thereof) are actually performed, whichever is earlier.

                  3.3 RDW shall bill Pharmaco and the Pharmaco Group for all Clinical Laboratory Business performed by RDW pursuant to this Agreement at the rates set forth on Exhibit B attached hereto. The prices set forth on Exhibit B shall remain fixed for the initial twelve month period of this Agreement but thereafter are subject to adjustment from time to time by RDW. During the term of this Agreement, RDW agrees that the maximum permitted increase in any rate set forth on Exhibit B hereto shall be five percent (5%) per calendar year. The Pharmaco Group shall be considered a preferred customer of RDW and at all times the rates charged to the Pharmaco Group shall be at least as favorable as the average rate charged to other similar customers of RDW and at least as favorable as the rates generally available in the market for clients placing work of a similar volume and dollar magnitude. Pharmaco reserves the right to request and receive appropriate documentation from RDW from time to time supporting that its rates conform to the foregoing standard and to audit RDW's books in this respect as it deems appropriate, subject to any applicable confidentiality restrictions imposed by law or contracts with third parties.

                  3.4 RDW shall submit invoices to Pharmaco on a monthly basis for all Clinical Laboratory Business completed by RDW pursuant to this Agreement during the immediately preceding calendar month. Each such invoice shall be due and payable in full within thirty (30) days of the date of the invoice. All amounts not paid within forty-five (45) days after the invoice date shall bear interest, computed monthly, at a rate equal to


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                           the lesser of (a) one percent (l%) per month, and (b)
                           the highest rate of interest permitted by applicable law.

                  3.5 The parties have agreed that each of the Annual Fees shall be paid in three equal installments, in arrears, as of the end of the fourth month, the end of the eighth month and the end of the twelfth month of the particular year to which such fee relates (referred to as a "Payment Period"). For instance, the Annual Fee for Year 1 is payable $50,000 on April 30, 1995, $50,000 payable on August 31, 1995, and
                           $50,000 payable on December 31, 1995. All amounts not paid within forty-five (45) days after the end of a Payment Period shall bear interest, computed monthly, at a rate equal to the lesser of (a) one percent (1%) per month, and (b) the highest rate of interest permitted by applicable law. Annual Fees may be paid either in cash or through receiving a credit for Clinical Laboratory Business placed with RDW as further described in
                           Section 3.6 below.

                  3.6 The parties have agreed that Pharmaco will receive a credit against the amount it would otherwise owe as an Annual Fee based on a varying percentage of all Clinical Laboratory Business placed by the Pharmaco Group with RDW within any particular Year as follows:

                                                            Credit
                                    Year                    Percentage
                                    ----                    ----------
                                    Year 1                    10.00%
                                    Year 2                    8.333%
                                    Year 3                    8.75%
                                    Each year
                                    thereafter                5.00%

                           An invoice shall be prepared by RDW at the end of each Payment Period of this Agreement reflecting (a) the aggregate Clinical Laboratory Business placed by the Pharmaco Group for such period as determined in accordance with Section 3.2 hereof, (b) the amount of credit earned with respect to such business for such period, (c) the amount of any credit carry-forward as determined in accordance with Section 3.7 hereof, (d) the amount of the current credit and then carry-forward credits if any, applied against the installment of the Annual Fee due and owing for such Payment Period, and (e) the balance of the installment of such Annual Fee for such Payment Period, if any, due and owing.

                  3.7 To the extent that the credit received by Pharmaco pursuant to Section 3.6 as calculated for a particular Payment Period exceeds the installment amount of the Annual Fee for such period, the balance or unused portion of such credit will be applied to the next installment amount(s) of the Annual Fee.

                  3.8 In the event that within a particular Year the amount of Clinical Laboratory Business placed with RDW hereunder has resulted in a credit in excess of the amount that can be used to pay the Annual Fee owed for such period, then with respect to any "excess" credit, Pharmaco shall be deemed to have applied such credit to any future Annual Fees on a dollar-for-dollar basis.

                  3.9 It is the intent of the parties that the Pharmaco Group will also attempt to refer Clinical Laboratory Business to RDW's European laboratory facility, once such facility has become operational.

         4.0      Diagnostic Services.

                  4.1 During the term of this Agreement, Pharmaco agrees that RDW shall be the exclusive world-wide provider of all centralized ECG, transtelephonic ECG and Holter monitoring services (collectively, the "Diagnostic Services") contracted for by the Pharmaco Group. This exclusivity requirement shall not be applicable where the trial sponsor has preselected another provider for the Diagnostic Services or where RDW is unable to comply with the protocol or any other of the trial sponsor's requirements applicable to the Diagnostic Services, as reasonably determined by Pharmaco in consultation with RDW. All such Diagnostic Services shall be performed in accordance with Good Laboratory Practices.

                  4.2 RDW shall bill Pharmaco for all Diagnostic Services performed by RDW pursuant to this Agreement at the rates set forth on Exhibit C attached hereto. The prices set forth on Exhibit C are fixed for 1995 and thereafter are subject to adjustment from time to time by RDW. During the term of this Agreement, RDW agrees that the maximum permitted increase in any rate set forth on Exhibit C hereto shall be five percent (5%) per calendar year. Such rates shall be at least as favorable as the average rates charged to other similar customers of RDW and at least as favorable as the rates generally available in the market for clients placing work of a similar volume and dollar magnitude.


                                     - 7 -

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                  4.3      RDW shall submit invoices to Pharmaco on a monthly
                           basis for all Diagnostic Services completed by RDW pursuant to this Agreement during the immediately preceding calendar month. Each such invoice shall be due and payable in full within thirty (30) days of the date of the invoice. All amounts not paid within forty-five (45) days after the invoice date shall bear interest, computed monthly, at a rate equal to the lesser of (a) one percent (1%) per month, and (b) the highest rate of interest permitted by applicable law.

         5.0      Further Agreements.

                  5.1 RDW agrees to make available to Pharmaco, at such times and places as shall be mutually agreed upon by RDW and Pharmaco, certain members of RDW's staff for consultation purposes with respect to the Software. RDW shall bill Pharmaco for the use of such personnel at RDW's then current hourly rates plus all reasonable out-of-pocket expenses incurred. For purposes hereof, out-of-pocket expenses shall be considered "reasonable" only if incurred in accordance with Pharmaco's standard policies, copies of which have been provided to RDW.

                  5.2 RDW also agrees to make available to Pharmaco, at such times and places as shall be mutually agreed upon by RDW and Pharmaco, RDW's Senior Scientific Officer, David Evans (or his successor), for consultation purposes with respect to the Software. RDW shall bill Pharmaco for the use of Mr. Evans at a rate equal to his then current hourly billing rate as a member of RDW's senior research and development staff. Notwithstanding anything to the contrary contained herein, the parties agree that nothing contained herein shall be construed as to require Mr. Evans to devote more than twenty-five percent (25%) of his normal working hours to consultation services on behalf of Pharmaco. RDW agrees that any work product produced by Mr. Evans exclusively for Pharmaco pursuant to this Section 5.2, and paid for by Pharmaco in accordance with the terms hereof, shall be considered a work made for hire and shall be the exclusive property of Pharmaco. To the extent any work product produced by Mr. Evans exclusively for Pharmaco pursuant to this Section 5.2 and paid for in full by Pharmaco in accordance with the terms hereof is not considered to be a work made for hire, RDW hereby assigns all right, title and interest therein to Pharmaco and agrees to take all steps necessary at Pharmaco's expense) to perfect Pharmaco's ownership interest therein, including obligating David Evans (or his successor) to take all steps as may be appropriate or necessary in connection therewith.

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                  5.3      Upon request, RDW shall provide training to
                           Pharmaco's designated employees in the use of the Software. Pharmaco shall pay a training fee to RDW in an amount equal to RDW's then current charges for such services and shall also reimburse RDW for all reasonable out-of-pocket expenses incurred in connection with such training.

         6.0      Notices. Any notice required or permitted hereunder shall be deemed given when sent by telecopy or personally delivered to the addresses listed below, or three days after mailing if deposited in the United States mail with postage prepaid thereon as registered or certified mail with return receipt requested, addressed as follows:

                  If to RDW:             Research Data Worldwide
                                            124 South 15th Street
                                            Philadelphia, PA 19102-3010
                                            Attention:  Dr. Joel Morganroth
                                            Fax No.: (215) 972-0414

                  With a copy to:        James H. Carll, Esquire
                                            Archer & Greiner
                                            A Professional Corporation
                                            One Centennial Square
                                            Haddonfield, NJ 08033
                                            Fax No.:  (609) 795-0574

                  If to Pharmaco:        Pharmaco LSR International Inc.
                                            4009 Banister Lane
                                            Austin, Texas 78704
                                            Attention: John Bryer

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                  With a copy to:        Craig E. Chason, Esquire
                                            Shaw, Pittman, Potts & Trowbridge
                                            2300 N Street, N.W.
                                            Washington, D.C. 20037


                  or to such other address as the party to be notified shall have specified pursuant to this Section 6.0

         7.0      TERMINATION

                  7.1 This Agreement shall commence on the date first set forth above. This Agreement shall continue, unless sooner terminated in accordance with the terms hereof, until the third (3rd) anniversary of the date hereof. Thereafter, this Agreement shall be automatically renewed on an annual basis unless either party elects not to renew, in which event written notice of such election must be given to the other party at least ninety (90) days prior to the end of the then current term. The Annual Fee for any renewal period shall be $100,000 payable in arrears, in three separate installments of $33,333 as of the end of each four month period of the renewal period. During any renewal period Pharmaco will receive a credit against the amount it would otherwise owe as an Annual Fee equal to 5% of the amount of Clinical Laboratory Business placed with RDW as defined in
                           Section 3.2 hereof. No other fees pursuant to Section 3 or otherwise shall be due or owing with respect to any renewal period (other than any applicable sublicense fees from sublicensee payable pursuant to
                           Section 2.4 hereof). Unless otherwise agreed to in writing by the parties hereto, all of the terms and conditions of this Agreement shall remain in full force and effect during any renewal term. The initial term and any renewal terms shall together constitute the "Term" of this Agreement.

                  7.2 RDW may terminate this Agreement and the rights granted hereunder by delivery of written notice of termination to Pharmaco during the continuance of any of the following events:

                                    (a) Pharmaco shall fail to make any payment required of it hereunder and such failure shall continue for forty-five (45) days after written notification thereof is given to Pharmaco by RDW;

                                    (b) Pharmaco shall fail to fulfill one or more of its obligations hereunder (other than as specified in subparagraph (a) above) and such failure shall continue for forty-five
                                    (45) days after written notification thereof is given to Pharmaco by RDW;

                                    (c) A receiver shall be appointed with
                                    respect to Pharmaco, or any of its assets, or any attachment, garnishment, levy or lien (other than in the ordinary course of business) shall be made, issued or filed against any material portion of Pharmaco's assets and such action shall not be discharged or stayed within thirty (30) days;

                                    (d) Pharmaco shall be a party to any merger or consolidation in which it is not the surviving entity, or shall sell, transfer, convey or lease all or any substantial part of its assets, or otherwise cease its ongoing business operations; or

                                    (e) Pharmaco shall (i) apply for, consent to, or permit the appointment of a trustee or liquidator of Pharmaco, or of all or a substantial part of its assets, (ii) be unable, or admit in writing its inability, to pay debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, or (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law, or an answer admitting the material allegations of a petition filed against it in any such proceeding.

                  7.3 Pharmaco may terminate this Agreement by delivery of written notice of termination to RDW during the continuance of any of the following events:

                                    (a) RDW shall fail to fulfill one or more of its obligations hereunder and such failure shall continue for forty-five (45) days after written notification thereof is given to RDW by Pharmaco;

                                    (b) A receiver shall be appointed with
                                    respect to RDW, or any of its assets, or any attachment, garnishment, levy or lien (other than in the ordinary course of business) shall be made, issued or filed against any material portion of RDW's assets and such action shall not be discharged or stayed within thirty (30) days;

                                    (c) RDW shall be a party to any merger or consolidation in which it is not the surviving entity or shall sell, transfer or otherwise convey all or a substantial part of its assets to an unrelated third party or otherwise cease its ongoing business operations; or

                                    (d) RDW shall (i) apply for, consent to, or permit the appointment of a trustee or liquidator of RDW, or of all or a substantial part of its assets, (ii) be unable, or admit in writing its inability, to pay debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, or (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law, or an answer admitting the material allegations of a petition filed against it in any such proceeding.

                  7.4      Upon RDW's termination of this Agreement pursuant
                           Section 7.2 or Pharmaco's termination of this Agreement pursuant to Section 7.1, Pharmaco shall pay to RDW all amounts owed hereunder for services rendered by RDW to Pharmaco prior tot he date of termination, cease all use of the Software and deliver to RDW all documents and materials received pursuant to this Agreement relating to the Software.

                  7.5 Upon Pharmaco's termination of this Agreement pursuant to Section 7.3 or RDW's termination of this Agreement pursuant to Section 7.1, Pharmaco may continue to use the Software on an exclusive basis as provided herein and in the License provided that the applicable royalty continues to be paid in full by Pharmaco pursuant to Section 3 hereof.

                  7.6 The provisions of Section 5.2 of the License Agreement shall survive any termination or expiration of this Agreement.

         8.0      Miscellaneous.

                  8.1 Waiver by either party of strict performance of any provision hereof shall not be deemed a waiver of the same provision in the future, or of any other provision. Such waivers shall be written and submitted as notices given in accordance with the notice provisions hereof.

                  8.2 The terms and provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Notwithstanding anything to the contrary contained herein, neither party may assign, delegate, or otherwise transfer this Agreement, or any of its duties, responsibilities, obligations, or liabilities hereunder, without the other party's prior written consent, and any such purported assignment, delegation or transfer shall be null and void.

                  8.3 This Agreement sets forth the entire and final understanding of the parties with respect to the subject matter hereof, and it may not be changed except by a written document signed by a corporate officer of the parties hereto. Any and all previous negotiations and representations not included herein or referred to herein are hereby abrogated.

                  8.4 All Exhibits attached hereto are incorporated into and made a part of this Agreement.

                  8.5 Pharmaco shall in no event be liable for any damages, other than direct damages, arising out of, or in connection with Pharmaco or the Pharmaco Group's obligations under this Agreement. RDW shall in no event be liable for any damages, other than direct damages, arising out of, or in connection with RDW's obligations under this Agreement.

                  8.6 All information of any kind or nature provided by Pharmaco to RDW in connection with this Agreement shall be considered confidential and proprietary, shall not be copied and shall be returned to Pharmaco upon request. All information of any kind or nature provided by RDW to Pharmaco in connection with this Agreement shall be considered confidential and proprietary, shall not be copied and shall be returned to RDW upon request.

                  8.7 If any provision of this Agreement or its application to any person or circumstance shall be invalid, illegal, or unenforceable to any extent, the parties shall replace the invalid, illegal or unenforceable provision with a provision that most nearly approximates the original intentions of the parties and is enforceable under applicable law, and the remainder of this Agreement and its application shall not be affected.

                  8.8 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  8.9 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and any disputes hereunder shall be resolved by binding arbitration pursuant to the rules and regulations of the American Arbitration Association ("AAA") by arbitrators that have experience in the computer software industry with the venue for any AAA hearings being Wilmington, Delaware.

         IN WITNESS WHEREOF, the parties have caused these presents to be executed the day and year first hereinabove written.


                                    RESEARCH DATA WORLDWIDE, LTD.

                                    By:______________________________

                                    Name:____________________________

                                    Title:___________________________



                                    PHARMACO LSR INTERNATIONAL, INC.

                                    By:________________________________

                                    Name:______________________________

                                    Title:_____________________________




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